EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)

                                          THREE MONTHS ENDED  SIX MONTHS ENDED
                                             JUNE 30, 1997       JUNE 30, 1997
                                             -------------       -------------
PRIMARY EARNINGS (NOTE A:)
Income before extraordinary loss
  and cumulative effect of
  accounting changes ........................   $  673             $    354
                                                ------             --------
Subtotal ....................................      673                  354
                                                ------             --------
Net income applicable to
  common stock ..............................   $  673             $    354
                                                ======             ========
SHARES:
Weighted average number
  of common shares outstanding ..............    7,880                8,093
Assuming conversion of dilutive
  stock options .............................      715                  783
                                                ------             --------
Weighted average number of common
  shares outstanding as adjusted ............    8,595                8,876
                                                ======             ========
PRIMARY EARNINGS PER COMMON SHARE:
Net income ..................................   $  .08             $    .08
                                                ======             ========
FULLY DILUTED EARNINGS (NOTE A:)
Net income applicable to common stock .......   $  673             $    354
Interest expense, net of tax,
  related to dilutive convertible debt ......     --                  --
                                                ------             --------
Net income as adjusted ......................   $  673             $    354
                                                ======             ========
SHARES:
Weighted average number of common
  shares outstanding ........................    7,880                8,093
Assuming conversion of dilutive
  convertible debt ..........................     --                  --
Assuming conversion of dilutive
  stock options .............................      715                  783
                                                ------             --------
Weighted average number of common
  shares outstanding as adjusted ............    8,595              140,622
                                                ======             ========
FULLY DILUTED EARNINGS PER COMMON SHARE:
Net income ..................................   $  .08             $    .04
                                                ======             ========

Note A:   This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.